SCHEDULE A

(as of June 4, 2018)

As consideration for PowerShares Capital Management’s services to each of the Funds listed below, PowerShares Capital Management shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Agriculture Commodity Strategy No K-1 ETF	0.65%	03/07/2017	[ ]	[ ]	04/30/2019
Invesco Base Metals Commodity Strategy No K-1 ETF	0.65%	03/07/2017	[ ]	[ ]	04/30/2019
Invesco Bloomberg Commodity Strategy ETF	0.59%	11/03/14	[ ]	[ ]	04/30/2019
Invesco Optimum Yield Diversified Commodity Strategy No K-1 ETF	0.59%	11/03/14	11/06/14	11/07/14	04/30/2019
Invesco Energy Commodity Strategy No K-1 ETF	0.65%	03/07/2017	[ ]	[ ]	04/30/2019

*

To the extent that a Fund invests its assets in a direct, wholly-owned subsidiary of that Fund organized in the Cayman Islands (a “Subsidiary”), PowerShares Capital Management shall not collect the portion of the advisory fee that PowerShares Capital Management would otherwise be entitled to collect from the Fund, in an amount equal to 100% of the advisory fee that PowerShares Capital Management, as adviser to that Fund’s respective Subsidiary, receives from the Subsidiary.

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST

Attest:

			By:	/s/ Daniel E. Draper
				Name:	Daniel E. Draper
				Title	President

By:	/s/ Peter Davidson
	Name:	Peter Davidson
	Title:	Assistant Secretary

INVESCO CAPITAL MANAGEMENT LLC

Attest:

			By:	/s/ Daniel E. Draper
				Name	Daniel E. Draper
				Title:	Managing Director

By:	/s/ Peter Davidson
	Name	Peter Davidson
	Title:	Assistant Secretary